UNION ACCEPTANCE CORPORATION
                   ANNUAL BONUS PLAN FOR MANAGEMENT EMPLOYEES


         1. Key employees of Union Acceptance Corporation (other than officers participating in the Annual Bonus and Deferral Plan for Senior Officers) selected by the Chairman, the President or the Compensation Committee shall be eligible to participate in this plan.

         2. Each year, the Chairman or the President shall determine a targeted bonus for each officer or group of officers or key employees ("officers") selected for participation during the ensuing fiscal year, expressed as a percentage of base salary. Each officer's base salary multiplied by such percentage is such officer's "Targeted Bonus."

         3. The Chairman, the President or the Compensation Committee shall determine a threshold level of return on beginning capital expressed as a percentage ("ROBC") for the ensuing fiscal year and a targeted level of ROBC for such fiscal year. If actual ROBC for the fiscal year does not exceed the threshold level, no bonus will be paid for such year.

         4. Each officer's Targeted Bonus shall be divided by the difference between the targeted and threshold ROBC (e.g. 12% - 8% = 4), to determine the bonus to be earned by such officer for each percentage point by which actual ROBC exceeds the threshold ROBC (the "ROBC Bonus Multiple").

         5. Each officer's bonus for a fiscal year will be determined by multiplying such officer's ROBC Bonus Multiple by the difference between the actual ROBC for the fiscal year and the threshold ROBC (e.g. 20% - 8% = 12). The Targeted Bonus will be fully earned if the targeted ROBC is attained. If actual ROBC exceeds targeted ROBC, no bonus in excess of Targeted Bonus will be earned, unless such additional bonus is specifically approved with respect to an officer or group of officers by the Chairman, President or Compensation Committee.

         6. Bonus payments pursuant to this Plan shall be determined and paid with respect to a fiscal year on or before the date 90 days after the end of such fiscal year. The Corporation may make quarterly installments of bonus payments based on annualized ROBC for the fiscal year to date, subject to final determination and adjustment after the end of the fiscal year. If quarterly bonus payments are made for the first three quarters of a fiscal year and such payments exceed the bonus, if any, finally determined to be due, the Corporation may off-set the excess payments against future bonus payments or salary.

         7. This Plan may be terminated or amended by the Board of Directors or the Compensation Committee at any time. This Plan does not provide any person with any rights to continued employment nor does this Plan provide any person with any vested rights to any compensation unless and until such compensation has been paid to such person and the bonus, if any, payable in respect of a full fiscal year is finally determined.


EFFECTIVE: July 1, 1997                          /s/ Jerry D. Von Deylen
                                                 -------------------------------
                                                 Jerry D. Von Deylen, Chairman


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